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Exhibit 10.1

                                 LEASE AGREEMENT


HERB DUERR AND GEORGE J. ELIOPULOS (Lessor) lease to FOOTHILLS RESOURCES INC. (Lessee) the lode mining claims attached as Exhibit "A", located in portions OF SECTIONS 10 AND 11, T 15N, R 64E MDM IN WHITE PINE COUNTY, NEVADA (referred to as the Property), subject to the following conditions:

RECITALS:

A.       "Effective Date" means MARCH 1, 2001.

B. "Lease Year" means each one (1) year period following the Effective Date and each anniversary of the Effective Date.

1. WARRANTIES. The Lessor warrants that he is the owner of the lode mining claims more particularly described in Exhibit A and said claims are free from all liens and encumbrances.

2. EXPLORATION AND DEVELOPMENT RIGHTS. Lessor will grant the Property to Lessee for the Lease period with the exclusive right to explore, develop and mine the Property for gold, silver and other valuable minerals.

3. PERFORMANCE REQUIREMENTS / ASSUMPTION OF CLAIM MAINTENANCE. Under applicable Federal, State, and County laws and regulations, Federal, State, and County annual mining claim maintenance or rental fees are required to be paid for the unpatented mining claims which constitute all or part of the Property, beginning with the annual assessment work period of September 1, 2001 to September 1, 2002. FOOTHILLS shall timely and properly pay the Federal, State, and County annual mining claim maintenance or rental fees, and shall execute and record or file, as applicable, proof of payment of the Federal, State, and County annual mining claim maintenance or rental fees and of Lessor's intention to hold the unpatented mining claims which constitute the Property. If FOOTHILLS does not terminate this Agreement before June 1 of any subsequent Lease Year, FOOTHILLS will be obligated either to pay the Federal, State, and Local annual mining claim maintenance or rental fees for the Property due that year or to reimburse Lessor for same.


4. AREA OF INTEREST. Any additional claims located or acquired by the Lessee within one (1) mile from the exterior boundaries of the mining claims described in Figure 2 of the Technical Report for Foothills Resources, Inc. dated November 30, 2000 by Edward P. Jucevic shall become a part of the leased property and shall be subject to the terms of this lease as of the Effective Date.


5. SCHEDULE OF MINIMUM PAYMENTS. The Lessee shall pay to the Lessor minimum payments, which shall be advance payments of the Royalty, of US$5,000.00 upon execution of this lease. The Lessee may extend this lease upon payment of the following:

                  a. Pay Lessor US$5,000.00 upon execution of this lease as described above.

                  b. Pay Lessor US$7,500.00 on or before the first anniversary of the execution of this lease.

                  c. Pay Lessor US$10,000.00 on or before the second anniversary of the execution of this lease.

                  d. Pay Lessor US$20,000.00 on or before the third anniversary of the execution of this lease.

                  e. Pay Lessor US$50,000.00 on or before the fourth anniversary of the execution of this


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                           lease.

                  f. Pay Lessor US$50,000.00 on every anniversary thereafter. Payments adjusted to annual changes in the consumer price index (CPI) with 2000 as base year. CPI payments apply to payments beginning with the fourth anniversary.

5.i. BUYOUT. Buyout price is US$5,000,000 (five million dollars) from which advance royalty payments, made ------ up to the day of buyout, may be subtracted from the Buyout price. Lessee with pay Lessor a perpetual one-half percent (0.5%) royalty on Net Smelter Returns (as defined below in Section 6. of this document) thereafter.

6. DEFINITION OF NET SMELTER RETURNS. During the term of this Lease, Lessee shall pay to Lessor, as a land owner's Production Royalty, a percentage of the Net Smelter Returns (as defined below) from the sale of any Valuable Minerals, Ore, and Product mined and sold from the Property. "Net Smelter Returns" are defined as the gross revenues actually received by Lessee from the sales of any Valuable Minerals extracted and produced from the Property less the following charges:

                  a. All costs to Lessee of weighing, sampling, determining moisture content and packaging such material and of loading and transporting it to the point of sale, including insurance and in-transit security costs.

                  b. All smelter costs and all charges and penalties imposed by the smelter, refinery or purchaser.

                  c.       Marketing costs and commissions.

                  d. Not withstanding the foregoing, for purposes of determining the royalty payable to Lessor on any gold and/or silver produced from the Property, the price attributed to such gold and/or silver shall be the price per ounce of gold and/or silver on which the royalty is to be paid (as the case may be) as quoted on the London Metals Exchange at the PM fix on the day prior to the date of final settlement from the smelter, refinery or other buyer of the gold and/or silver on which the royalty is to be paid (the "Quoted Price"). For purposes of determining the gross revenues, in the event the Lessee elects not to sell any portion of the gold and/or silver mined from the Property, but instead elects to have the final product of any such gold and/or silver credited to be held for its account with any smelter, refiner or broker, such gold and/or silver shall be deemed to have been sold at the Quoted Price on the day such gold and/or silver is actually credited to or placed in Lessee's account. The percentage for this Production Royalty shall be three and one-half percent (3%).

                  e. Lessors shall be paid the Production Royalty quarterly by certified check by the Lessee.

7. CONDITIONS OF TERMINATION BY LESSOR. This lease may be terminated at any time by the Lessor subject to the following:


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                  a.       If Lessee fails to meet the above lease payments,
                           Lessor must give written notice to Lessee of such default. After receipt of default, Lessee has 15 days to cure the default.

                  b. If Lessee fails to make Federal, State, and County maintenance payments or filing fees at least 15 days prior to due date, Lessor shall notify Lessee of a possible default. After 10 days, if the default is not cured Lessor may initiate payment on the claims. Lessee will be able to cure this default by reimbursing all Federal, State and County payments made by the Lessor + a 20% penalty within 30 days.

8. CONDITIONS OF TERMINATION BY LESSEE. This Lease may be terminated at any time by the Lessee subject to the following:

                  a. Lessee must give written notice 30 days prior to relinquishing the leased property.

                  b. In the event Lessee desires to terminate the agreement after June 1 of any year, Lessee shall be responsible for all Federal, State, and County Maintenance and filing fees for the next assessment year regarding the leased property.

                  c. Lessee shall deliver to Lessors in reproducible form all data generated or obtained for the leased property, whether factual or interpretive as defined in section 13.

                  d. Lessee shall quitclaim to Lessors all claims located or acquired by Lessee within the one (1) mile area of interest described in Paragraph 4.

9. RECLAMATION, COMPLIANCE WITH THE LAW.. All exploration and development work performed by FOOTHILLS during the term of this Agreement shall conform with the applicable laws and regulations of the state in which the Property is situated and the United States of America. FOOTHILLS shall be fully responsible for compliance with all applicable Federal, State, and local reclamation statutes, regulations and ordinances relating to such work, at FOOTHILLS cost, and FOOTHILLS shall indemnify and hold harmless Lessor from any and all claims, assessments, fines and actions arising from FOOTHILLS failure to perform the foregoing obligations. FOOTHILLS reclamation obligation shall survive termination of the Agreement. Lessor agrees to cooperate with FOOTHILLS in FOOTHILLS application for governmental licenses, permits, and approvals, the costs of which shall be borne by FOOTHILLS. FOOTHILLS shall own all governmental licenses, permits, and approvals.

10. Liens. Lessee shall keep the property free from any and all liens and encumbrances.

11. TRANSFER, ASSIGNMENT, RIGHT OF FIRST REFUSAL. Either party shall be free to assign its rights under the detailed agreement to an affiliate company. They also shall have the right to transfer all or part of their interest in the Agreement to a third party, but transfers to a third party shall be subject to a right of first refusal by the Lessor. Assignments permitted under this paragraph shall not be effective unless and until the permitted assignee agrees in writing in form and substance acceptable to the remaining party assuming all of the assigning party's obligations under this Lease Agreement. The party assigning interest in this lease shall notify the other party within 15 days of such assignment and all parts of this agreement will remain in effect.


12. LEASE TERM. The term of this lease is for twenty (20) years, renewable for additional twenty (20) years so long as conditions of the lease are met.


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13.      DATA AND REPORTS. Upon and after execution of the detailed agreement,
         Owner will make available to Lessee all technical data, survey notes or maps, samples, drilling results including drill logs and reports concerning the Property which Owner possesses, or to which it has access, or which it acquires in the future. Within 60 days after termination of the detailed agreement, Lessee shall return to Owner, all information of a nature similar to that described above and developed by Lessee during the term of the Lease Agreement. If requested by Owner not more than once in any 12 calendar months, Lessee shall submit to Owner, within 60 days of Lessee's receipt of such request, an annual progress report describing Lessee's work upon the Property, the results of such work, and the amounts expended by Lessee in furtherance thereof to the date of such report.

14. NOTIFICATION TO LESSOR. All notices and payments from Lessee to Lessor shall be sent to:

                  George J. Eliopulos
                  4845 Pinesprings Dr.
                  Reno, Nevada 89509  USA

         or any other person Lessor shall designate. If Lessor designates an alternative person to receive notices and payment, they shall provide written notice of such to Lessee. All lease payments shall be made in the form of a check payable to Herb Duerr (50%) and George Eliopulos (50%).

15. NOTIFICATION TO LESSEE. All notices from Lessor to Lessee shall be sent to:

                  Foothills Resources Inc.
                  9 Langdon Close
                  Woking Surrey  GU21 3QJ
                  England




         or any other person Lessee shall designate. If Lessee designates an alternative person to receive notices, they shall provide written notice of such to Lessor.


The parties have executed this Agreement effective as of the Effective Date.

                                      Herb Duerr or George Eliopulos


                                       By
                                         --------------------------------
                                         /s/ Herb Duerr
                                         --------------------------------

                                      Foothills Resources, Inc.

                                         /s/ J. Earl Terris
                                         --------------------------------
                                             J. Earl Terris


EXHIBIT  A
                             DESCRIPTION OF PROPERTY


A.       Unpatented Mining Claims

                                                   CLAIM NAME BLM NMC #'S

                                                     TC 709646 -709650